FORM 3


U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

     McStotts, Phillip L.
     746 Quaking Aspen Drive
     Salt Lake City, UT 84123

2. Date of Event Requiring Statement
    (Month/Day/Year)

     May/19/1997

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

     ZEVEX, International, Inc. (ZVX)

5. Relationship of Reporting Person to Issuer (Check all applicable)

     Director          x
     10% Owner    x
     Officer           x
     (Title): Secretary/Treasurer
     Other

6. If Amendment, Date of Original (Month/Day/Year)



Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)
     COMMON

2. Amount of Securities Beneficially Owned (Instr. 4)

     149,400

 3. Ownership Form: Direct (D) or Indirect (I) (Instr.5)

     D

4. Nature of Indirect Beneficial Ownership (Instr. 5)



     Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4)

     COMMON

2. Date Exercisable and Expiration Date
    (Month/Day/Year)

Exersisable: DECEMBER/17/1992

Expiration: DECEMBER/16/1999


3. Title and Amount of Securities Underlying Derivative Security
(Instr. 4)

Title:

     ISO-OPTION

Amount or Number of Shares:

     5400

4. Conversion or Exercise Price of Derivative Security:

     $5.00

5. Ownership Form of Derivative Security: Direct (D), or Indirect
(I) (Instr. 5)

     D

6. Nature of Indirect Beneficial Ownership (Instr. 5)



1. Title of Derivative Security (Instr. 4)

     COMMON

2. Date Exercisable and Expiration Date
    (Month/Day/Year)

Exersisable: FEBRUARY/13/1997

Expiration: FEBRUARY/12/2002


3. Title and Amount of Securities Underlying Derivative Security
(Instr. 4)

Title:

     ISO-OPTION

Amount or Number of Shares:

     7000

4. Conversion or Exercise Price of Derivative Security:

     $3.85

5. Ownership Form of Derivative Security: Direct (D), or Indirect
(I) (Instr. 5)

     D

6. Nature of Indirect Beneficial Ownership (Instr. 5)



Explanation of Responses:




Signature of Reporting Person**

/s/ Phillip L. McStotts                              Date:
May/28/1997

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)